Exhibit 1A-12

November 28, 2017

United States Securities and Exchange Commission
Washington, D.C. 20549

Re:     Opening Night Enterprises, LLC Regulation A, Tier II Offering

To Whom It May Concern:

This letter is being furnished to the United States Securities and Exchange Commission (the “SEC”) in connection with a certain Regulation A, Tier II offering of securities (the “Offering”) of the California limited liability company Opening Night Enterprises, LLC (the “Company”) of up to 100,000 non-managing membership interest units (the “Securities”), each of which is being sold for a value of Five Hundred Dollars U.S.($500.00) per Security.  Pursuant to the requirements of Form I-A of Regulation A, promulgated under the Securities Act of 1933, as amended (the “1933 Act”), an opinion of the Company’s legal counsel must be provided in relation to the legality of the Securities being offered.

Our opinion, as stated herein, is based upon and subject to the qualifications, limitations and expectations set forth in this letter.  The opinion, as stated herein, is given solely with respect to federal law and the laws of the State of California where the Company is established and operating.  In acting as outside counsel to the Company, our firm has examined and relied upon such documents and given credence to such matters of law and fact as the firm has deemed appropriate to render the opinions set forth herein, including:

(a)          The Company’s articles of organization and its operating agreement, as amended through the date set forth above; and

(b)          The Form 1-A Offering Statement, including the Offering Circular dated November 30, 2017; the audited financial statements of the Company attached to the Offering Circular as PART F/S;

(c)          The subscription agreement for this Offering which exists as Exhibit 3 to the Offering Circular and the final portion of which such subscription agreement consists of an investor questionnaire;

(d)          Early drafts of proposed rights agreements and participation agreements with the owners of the underlying copyrights in and to the musicals upon which the Company’s television show and business is supposed to be based (no final or complete agreements were available for review as of the writing of this letter);

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(e)          Certain e-mails and other general informational materials provided by the broker dealer for this offering, Opening Night Capital, LLC (no party is underwriting any portion of the securities), and of its unaffiliated offering management firm and Offering escrow agent, Fund America, which generally describe the logistical operation of Fund America’s online platforms/software via which the Offering investments are collected and disbursed.

This firm has further relied upon the representations of the Company’s owners and in particular of Charles Jones II, who is the sole owner and controlling member of the Company’s primary managing member Charles Jones II Enterprises, LLC and with Ruben Brache, who is the owner of the licensed broker dealer firm Opening Night Capital, LLC, which is acting as the seller of the Securities.  In assessing each of the foregoing, our firm has assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents and we have assumed the truth of the representations made to us by the forenamed individuals.

Based upon and subject to the foregoing, it is the opinion of this firm that:

1.          The Company validly exists as a limited liability company in good standing in and under the laws of the State of California;

2.          The Company has the legal power and authority to own, license and otherwise operate its business as described in its Form 1-A Offering Statement and to issue, sell and deliver the Securities to subscribers of the Offering; and

3.          The Securities have been duly authorized for issuance and sale to prospective subscribers, and upon receipt by the Company of the consideration required under the Offering’s subscription agreement(s) and acceptance of such subscription(s) by the Company, said Securities shall be legally issued, fully paid and non-assessable.

The opinion(s) stated herein are expressly limited to the matters addressed herein and no additional or other opinions are implied or may be inferred beyond what is explicitly stated herein.

Sincerely,

Feldman, Golinski, Reedy & Ben-Zvi, PLLC